AMENDMENT NO. 20

TO

SECOND AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of July 27, 2016, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Funds (Invesco Investment Funds), a Delaware statutory trust, as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of Invesco Premium Income Fund to Invesco Multi-Asset Income Fund and Invesco Global Markets Strategy Fund to Invesco Macro Allocation Strategy Fund;

NOW, THEREFORE, the parties agree as follows;

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Portfolios	Effective Date of Agreement
Invesco All Cap Market Neutral Fund	December 16, 2013
Invesco Balanced-Risk Allocation Fund	May 29, 2009
Invesco Balanced-Risk Commodity Strategy Fund	November 29, 2010
Invesco Greater China Fund	July 1, 2006
Invesco Developing Markets Fund	July 1, 2006
Invesco Emerging Markets Flexible Bond Fund	June 14, 2010
Invesco Emerging Markets Equity Fund	May 31, 2011
Invesco Endeavor Fund	July 1, 2006
Invesco Global Health Care Fund	July 1, 2006
Invesco Global Infrastructure Fund	April 22, 2014
Invesco Global Market Neutral Fund	December 16, 2013
Invesco Global Targeted Returns Fund	December 16, 2013
Invesco International Total Return Fund	July 1, 2006
Invesco Long/Short Equity Fund	December 16, 2013
Invesco Low Volatility Emerging Markets Fund	December 16, 2013
Invesco Macro Allocation Strategy Fund	September 25, 2012
Invesco Macro International Equity Fund	December 16, 2013
Invesco Macro Long/Short Fund	December 16, 2013
Invesco MLP Fund	April 22, 2014
Invesco Multi-Asset Income Fund	December 14, 2011
Invesco Pacific Growth Fund	February 12, 2010
Invesco Select Companies Fund	July 1, 2006
Invesco Strategic Income Fund	April 22, 2014
Invesco Unconstrained Bond Fund	October 14, 2014

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM INVESTMENT FUNDS
(INVESCO INVESTMENT FUNDS)

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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